Free Writing Prospectus

Filed Pursuant To Rule 433

Registration No. 333-206640

January 31, 2017

SPDR® Long Dollar Gold Trust (GLDW) FAQs

A series of World Currency Gold Trust (Trust)

SPDR® Long Dollar Gold Trust (GLDW) FAQs

Here are some frequently asked questions about the SPDR® Long Dollar Gold Trust (GLDW).

1. **What are the Potential Benefits of Investing in GLDW?** GLDW may help increase portfolio diversification and is designed to take advantage of USD strength that has historically at times accompanied surges in the gold price during downturns and times of market stress.[1] GLDW holds physical bullion, but it is designed to perform as though an investor purchased gold with a basket of non-US currencies.
2. **What Index does GLDW Seek to Track?** GLDW seeks to track the Solactive GLD® Long USD Gold Index (the "Index"). The Index combines a long exposure to gold and a long exposure to the US dollar against a basket (the "FX Basket") of non-US currencies, comprising the euro (EUR), Japanese yen (JPY), British pound (GBP), Canadian dollar (CAD), Swedish krona (SEK), and Swiss franc (CHF) (the "Reference Currencies").[2] For gold, the Index incorporates the LBMA Gold Price AM, which is determined at 10:30am London time on each business day by the participants in a physically settled, electronic and tradable auction administered by ICE Benchmark Administration using a bidding process that determines the price of gold by matching buy and sell orders submitted by participants for the applicable auction.
3. **How does GLDW Seek to Track the Index by Holding only Physical Gold?** GLDW works like GLD® in that Authorized Participants can create shares of GLDW in return for delivering the requisite amount of physical gold (and redeem those shares for gold). In addition, GLDW also enters into a written contract (the "Gold Delivery Agreement") between GLDW and Merrill Lynch International (the "Gold Delivery Provider") under which the Gold Delivery Provider makes or takes delivery of physical gold to or from GLDW in amounts designed to reflect how GLDW's gold performed in terms of the FX Basket comprising the Reference Currencies. The Gold Delivery Agreement therefore seeks to allow GLDW to perform as though an investor purchased gold with the FX Basket comprising the Reference Currencies.

   GLDW will hold only gold and generally will hold no cash.
4. **What are the Specifics of How the Gold Delivery Agreement Works?** On each business day, GLDW enters into a transaction to deliver gold to, or receive gold from, the Gold Delivery Provider. The amount of gold transferred approximates the performance of GLDW's gold holdings as though they had been denominated in the FX Basket comprising the Reference Currencies in the proportions specified in the Index.[2] In general, if there is a currency gain (i.e., the value of the USD against the Reference Currencies comprising the FX Basket increases), GLDW receives gold; if there is a currency loss (i.e., the value of the USD against the Reference Currencies comprising the FX Basket decreases), GLDW delivers gold.
5. **Can an Investor take Physical Possession of the Gold Backing their GDLW shares?** The Administrator and Transfer Agent, BNY Mellon Asset Servicing does not deal directly with the public. BNY Mellon Asset Servicing handles creation and redemption orders for GLDW's shares with Authorized Participants who deal in blocks of 10,000 GLDW shares. An individual investor wanting to exchange GLDW shares for physical gold would have to come to appropriate arrangements with his or her broker and an Authorized Participant.
6. **Where is GLDW's Gold Held? Is it Safe?** The gold that underlies GLDW's shares is held in the form of allocated London Good Delivery Bars, typically referred to as 400 oz. bars, in the London vaults of HSBC Bank plc, the Custodian, except when the gold has been allocated in the vault of a sub-custodian. The safekeeping methods are essentially those that have developed in the London market for a substantial period of time. Those safeguards have stood the test of time for both individuals and institutions (including many governments) that store their gold in London vaults.
7. **How often is GLDW Audited, and do the Auditors have Access to the Vault to Physically Count the Gold?** Under the Trust's custody agreements with the Custodian, the Administrator and the Sponsor of GLDW, WGC USA Asset Management Company LLC ("WGC AM"), and its representatives visit and inspect GLDW's gold held in the Custodian's vault facility twice a year. This is accomplished through Inspectorate International Ltd, which conducts two bar counts of GLDW's gold holdings each year. In addition, GLDW's independent auditors audit the gold holdings in the vault as part of their audit of the financial statements of GLDW.
8. **How is GLDW Treated from a Tax Standpoint?** GLDW is expected to be treated as a "grantor trust" for US federal tax purposes. As a result, GLDW is not expected to pay US federal income tax. Assuming that GLDW is treated as a grantor trust, GLDW's income and expenses "flow through" to the GLDW shareholders, and the Administrator will report GLDW's income, gains, losses and deductions to the Internal Revenue Service on that basis.

   For a thorough explanation of GLDW's tax status and rates that may be applicable to particular taxpayers, please see GLDW's prospectus. However, the following is a brief summary that generally will apply to many US shareholders (for example, individuals who are US citizens or business

State Street Global Advisors

2

SPDR® Long Dollar Gold Trust (GLDW) FAQs

entities organized in the United States). When the shareholder sells GLDW shares, the shareholder will be treated as having sold the portion of its pro rata share of the gold bullion held in GLDW at the time of the sale that is attributable to the shares sold. Gold bullion is treated as a collectible, and gains on collectibles held for more than one year by a non-corporate U.S. shareholder are taxed at a maximum federal income tax rate of 28%. In addition, when GLDW sells gold bullion to pay expenses, a shareholder will recognize gain or loss on those sales, and the shareholder's tax basis will be adjusted to reflect the sale of gold bullion. With respect to payments to and from the Gold Delivery Provider — (1) for payments of gold to GLDW, a shareholder will receive income (which is generally taxed as ordinary income) and an increase in its tax basis; (2) for payments of gold from GLDW to the Gold Delivery Provider, a shareholder will incur a loss.

Investors should consult their own tax professionals to determine the tax consequences of their investment in GLDW.

9. **Does an Individual US Shareholder Receive a Form 1099B Reporting his or her share of the Trust's Sales of Gold (to pay expenses) and pro Rata Share of Trust Income?**

   Because GLDW is expected to sell during the year a non-de minimis amount of gold for payment of GLDW expenses, including deemed gold sales under the Gold Delivery Agreement, the broker with whom you purchased your GLDW shares will report the gross proceeds of such sales on Form 1099-B. If GLDW sells only a de minimis amount of gold for payment of fund expenses during the year and makes no distributions of sale proceeds to GLDW shareholders, the Treasury Regulations do not require either GLDW or brokers to report the gross proceeds of such sales on Form 1099-B. Certain brokers may nevertheless elect to report these proceeds to their customers on a composite Form 1099-B. In addition, subject to any de minimis reporting exceptions, the broker may be required to report on Form 1099-MISC, the pro rata share of foreign currency gain attributable to a shareholder. For those shareholder who have not received this information on Form 1099, an example of this information is available under "Tax reporting" at spdrgoldshares.com*, illustrating how a shareholder should calculate such income, gain or loss attributable to ownership of GLDW shares.

10. **Who is the Custodian of the Trust's Gold?** HSBC Bank plc, or the Custodian, serves as the custodian of GLDW's gold. The Custodian is authorized by the Prudential Regulation Authority and regulated by the Prudential Regulation Authority and the Financial Conduct Authority, both in the United Kingdom. The Custodian's London office is located at 8 Canada Square, London, E14 5HQ, United Kingdom.
    The Custodian is also a market-maker, clearer and approved weigher under the rules of the London Bullion Market Association, or the LBMA. The global parent company of the Custodian is HSBC Holdings plc, a public limited company incorporated in England.

11. **Where is GLDW's Gold Physically Held?** Custody of the gold bullion deposited with and held by GLDW is provided by the Custodian at its London, England vaults. The Custodian holds all of GLDW's gold in its own vault except when the gold has been allocated in the vault of a sub-custodian. In such cases, the Custodian has agreed to use commercially reasonable efforts promptly to transport the gold from a subcustodian's vault to the Custodian's vault, at the Custodian's cost and risk.

12. **How is Gold Transferred to or Withdrawn from GLDW?** The Trust, on behalf of GLDW, and the Custodian have entered into agreements that establish GLDW's unallocated and allocated accounts. GLDW's unallocated account is principally used to facilitate the transfer of gold between Authorized Participants and GLDW in connection with the creation and redemption of "Creation Units" (a Creation Unit equals a block of 10,000 GLDW shares). GLDW's unallocated account is also used to facilitate the transfer of gold from GLDW for the payment of GLDW's monthly expenses and to transfer gold into or out of GLDW pursuant to the Gold Delivery Agreement. GLDW's Authorized Participants are the only persons that may place orders to create or redeem Creation Units and, in connection with the creation of Creation Units, are solely responsible for the purchase and delivery of London Good Delivery Bars to GLDW. All gold transferred in and out of, and held by, GLDW must comply with the rules, regulations, practices and customs of the LBMA. Except when gold is transferred in or out of GLDW, gold is held in GLDW's allocated account in bar form. When Creation Units are created, the Custodian transfers gold into GLDW's unallocated account from the unallocated account the Custodian maintains for the Authorized Participant creating the Creation Units, and the Custodian then transfers gold from GLDW's unallocated account to GLDW's allocated gold account. More specifically, after gold has been first credited to an Authorized Participant's unallocated account in connection with the creation of Creation Units, the Custodian transfers the credited amount from the Authorized Participant's unallocated account to GLDW's unallocated account. The Custodian then allocates specific bars of gold from unallocated bars which the Custodian holds, or instructs a subcustodian to allocate specific bars of gold from unallocated bars held by or for the subcustodian, so that the total of the allocated gold bars represents the amount

State Street Global Advisors 3

SPDR® Long Dollar Gold Trust (GLDW) FAQs

of gold credited to GLDW's allocated account. The amount of gold represented by the allocated gold bars is debited from GLDW's unallocated account and the allocated gold bars are credited to and held in GLDW's allocated account. The process of withdrawing gold from GLDW for a redemption of Creation Units follows the same general procedure as for transferring gold to GLDW for creating Creation Units, but in reverse.

The Custodian makes available to GLDW's unallocated account up to 430 fine ounces of gold in order to permit the Custodian, by the end of each business day, to fully allocate to GLDW's allocated account all gold that has been credited during that day to GLDW's unallocated account. As a result, at the end of each business day, all of GLDW's gold is held in GLDW's allocated account.

The Custodian updates its records at the end of each business day (London time) to identify the specific bars of gold held in GLDW's allocated account and provides GLDW with regular reports detailing the gold transfers in and out of GLDW's unallocated account and GLDW's allocated account. GLDW's website includes a list of the gold bars held in GLDW's allocated account. The list identifies each bar by bar number, refiner, gross weight, assay or fineness and fine weight and is updated each weekday.

13. **Who are GLDW's Authorized Participants and What is Their Function?** An Authorized Participant is a person who (1) is a registered broker-dealer or other securities market participant such as a bank or other financial institution which is not required to register as a broker-dealer to engage in securities transactions, (2) is a participant in the Depository Trust Company system, (3) has entered into an agreement with the Sponsor and the Administrator which provides the procedures for the creation and redemption of Creation Units and for the delivery of gold required for such creations and redemptions and (4) has established an unallocated gold account with the Custodian. Authorized Participants may sell to other investors all or part of the GLDW shares included in the Creation Units they purchase from GLDW.

    With respect to timing, Authorized Participants may submit creation or redemption requests by 5:30pm EST on any day that the NYSE Arca Exchange is open. The trade date, however, is the next business day. Generally, by 12:00pm EST on the trade date, the Administrator calculates GLDW's net asset value (NAV) and communicates to the Authorized Participant the amount of gold associated with a creation or redemption of shares.

14. **What is an Allocated and Unallocated Account?** An allocated account is an account with a bullion dealer to which individually identified gold bars owned by the account holder are credited. The bullion dealer may also be a bank. The gold bars in an allocated account are specific to that account and are identified by a list which shows, for each gold bar, the refiner, assay or fineness, serial number and gross and fine weight. The account holder has full ownership of the gold bars.

    An unallocated account is an account with a bullion dealer to which a fine weight amount of gold is credited. The bullion dealer may also be a bank. Transfers to an unallocated account are made by crediting the number of ounces of gold being deposited to the account and transfers from an unallocated account are made by debiting the number of ounces being withdrawn from the account. Gold held in an unallocated account is not segregated from the bullion dealer's assets. Thus, credits to an unallocated account represent only the bullion dealer's obligation to deliver gold and do not constitute ownership of any specific bars of gold.

    The account holder is entitled to direct the bullion dealer to deliver an amount of physical gold equal to the amount of gold credited to the unallocated account. When delivering gold, the bullion dealer allocates physical gold from its general stock to the account holder and debits the unallocated account with the corresponding amount.

    The Custodian facilitates the transfer of Gold Bullion into and out of the Fund through the unallocated Gold Bullion accounts it maintains for each Authorized Participant and the Gold Delivery Provider and the unallocated and allocated Gold Bullion accounts it maintains for the Fund. The Custodian is responsible for allocating specific bars of Gold Bullion to the Fund Allocated Account. The Custodian provides the Fund with regular reports detailing the Gold Bullion transfers into and out of the Fund Unallocated Account and the Fund Allocated Account and identifying the Gold Bullion bars held in the Fund Allocated Account.

15. **When is Gold not Held in GLDW's Allocated Account?** All of the gold owned by GLDW is held in GLDW's allocated account in bar form, with certain exceptions. Gold involved in creation or redemption activity on any given day will pass through GLDW's unallocated account before being credited to GLDW's allocated account or transferred to an Authorized Participant's unallocated account, as the case may be. The Sponsor anticipates that the quantity of gold involved in creation or redemption activity on any given day will generally be small in comparison with GLDW's total gold holdings. Additionally, the Sponsor anticipates that creation and redemption activity will not take place every trading day.

    The Administrator also sells a small quantity of gold every month in order to pay GLDW's expenses. In connection with these sales, the Custodian debits gold bars from GLDW's allocated account sufficient to meet the monthly expenses and credits this amount to GLDW's unallocated account.

State Street Global Advisors 4

SPDR® Long Dollar Gold Trust (GLDW) FAQs

The appropriate quantity of gold is then sold from GLDW's unallocated account. The Sponsor anticipates that the amounts of gold involved in these monthly sales will be small in comparison to GLDW's total holdings.

Gold is also transferred into or out of GLDW pursuant to the Gold Delivery Agreement. In addition, a subcustodian may fail to segregate gold held by it on behalf of GLDW.

16. **Is GLDW's Gold Insured?** The Custodian, HSBC Bank plc, maintains insurance with regard to its business on such items and conditions as it considers appropriate, which does not cover the full amount of gold held in custody. GLDW is not a beneficiary of any such insurance and does not have the ability to dictate the existence, nature or amount of coverage. Therefore, GLDW shareholders cannot be assured that the Custodian will maintain adequate insurance or any insurance with respect to the gold held by the Custodian on GLDW's behalf. In addition, the Custodian and the Trust do not require any direct or indirect subcustodians to be insured or bonded with respect to their custodial activities or in respect of the gold held by them on GLDW's behalf. Consequently, a loss may be suffered with respect to GLDW's gold which is not covered by insurance and for which no person is liable in damages.
17. **What Standards must be met by the Gold Transferred to GLDW?** All gold represented by a credit to any Authorized Participant's unallocated account and to GLDW's unallocated account and all gold bars held in GLDW's allocated account with the Custodian must be of at least a minimum fineness (or purity) of 995 parts per 1000 (99.5%) and otherwise conform to the rules, regulations, practices and customs of the LBMA, including the specifications of the London Good Delivery Bar. Typically referred to as 400-ounce bars, a London Good Delivery Bar must contain between 350 and 430 fine troy ounces of gold, with a minimum fineness of 995 parts per 1,000, be of good appearance and be easy to handle and stack. The fine gold content of a gold bar is calculated by multiplying the gross weight of the bar (expressed in units of 0.025 troy ounces) by the fineness of the bar. A London Good Delivery Bar must also bear the stamp of one of the melters and assayers who are on the LBMA approved list. Additional specifications for a London Good Delivery Bar are described in "The Good Delivery Rules for Gold and Silver Bars" published by the LBMA. For more information about the LBMA, please see the LBMA's website at lmba.org.uk.
18. **Is GLDW's Gold Ever Traded, Leased or Loaned?** Gold held in GLDW's allocated account is GLDW's property and is not traded, leased or loaned under any conditions.
19. **When does the Custodian Employ Subcustodians to Hold GLDW's Gold?** The Custodian may employ subcustodians to provide temporary custody and safekeeping of gold bars until transported to the Custodian's London vault premises. These subcustodians may in turn select other subcustodians to perform such temporary custody and safekeeping. The Custodian has agreed to use commercially reasonable efforts promptly to transport the gold from the subcustodian's vault to the Custodian's London vault, at the Custodian's cost and risk. The subcustodians selected and available for use by the Custodian as of January 30, 2017 are: The Bank of England, The Bank of Nova Scotia-ScotiaMocatta, ICBC Standard Bank London, JPMorgan Chase Bank and UBS AG. The Custodian will notify the Trust if it selects any additional subcustodians or stops using any subcustodian it has previously selected.
20. **What Effect would Insolvency of the Custodian have on the GLDW's Allocated Account and GLDW's Unallocated Account?** GLDW has full ownership rights to the specific bars of gold allocated to GLDW's allocated account.

In the event of the insolvency of the Custodian, a liquidator may seek to freeze access to the gold held in all accounts maintained by the Custodian, including GLDW's allocated account. Although GLDW would own properly allocated gold bars, GLDW could incur expenses in connection with obtaining control over such gold bars and the actions of the liquidator could delay creations and redemptions of Creation Units.

Gold which is transferred to or from GLDW in connection with the creation or redemption of Creation Units, or which is transferred into or out of GLDW pursuant to the Gold Delivery Agreement, will be held for a time (generally only intra-day) in GLDW's unallocated account and, in the case of creations and redemptions, previously or subsequently, in the unallocated account of the purchasing or redeeming Authorized Participant. In addition, a subcustodian may fail to segregate gold held by it on behalf of GLDW. During those times, GLDW and the Authorized Participant, as the case may be, will have no proprietary rights to any specific bars of gold held by the Custodian and will each be an unsecured creditor of the Custodian with respect to the amount of gold held in such unallocated accounts. In the event the Custodian becomes insolvent at a time when gold is held in an unallocated account, the Custodian's assets might not be adequate to satisfy a claim by GLDW or the Authorized Participant for the amount of gold held in their respective unallocated accounts.

State Street Global Advisors 5

SPDR® Long Dollar Gold Trust (GLDW) FAQs

[1] During the Great Recession from January 1, 2008 to March 31, 2009, spot gold rose 9.9% and the US Dollar Index rose 11.4%. During the first volatile phase of the Sovereign Debt Crisis from Dec. 1, 2009 to May 28, 2010, spot gold rose 2.7% and the US Dollar Index rose 15.5%. During the second volatile phase of the Sovereign Debt Crisis from Apr 29, 2011 to Jun 29, 2012, spot gold rose 4.1% and the US Dollar Index rose 11.6%. Spot gold measured by the LBMA Gold Price PM. Sources: Bloomberg, World Gold Council, SSGA. Past performance is not a guarantee of future results. Performance above does not reflect charges and expenses associated with the fund or brokerage commissions associated with buying and selling exchange traded funds. Performance above is not meant to represent the performance of any investment product. It is not possible to invest directly in an index.

[2] The US Dollar Index is a currency benchmark that measures the performance of the US dollar against a basket of currencies comprised of: 57.6% EUR, 13.6% JPY, 11.9% GBP, 9.1% CAD, 4.2% SEK and 3.6% CHF. The currencies and weights were determined by the US Federal Reserve as a measure of the foreign exchange value of the dollar and are static. An index is unmanaged, is not subject to fees and is not available for direct investment.

Glossary

Administrator BNY Mellon Asset Servicing is the Administrator. The Administrator is generally responsible for the day-to-day administration and operation of GLDW, including the calculation of the NAV of GLDW and the NAV per Share.

Authorized Participant (AP): Authorized participants, or APs, are US registered, self-clearing broker-dealers who meet certain criteria and sign a participant agreement with a particular ETF sponsor or distributor to become "authorized participants" of the fund. APs are highly scrutinized for their integrity and operational competence as they are the only parties who transact directly with the ETF. See question 13 for additional detail.

Custodian HSBC Bank plc is the Custodian. The Custodian is responsible for safekeeping GLDW's Gold Bullion.

Great Recession The economic recession of 2008-2009, triggered largely by the sub-prime mortgage crisis, that is generally considered the largest downturn since the Great Depression of the 1930s.

LBMA Gold Price The LBMA Gold Price is determined twice each business day (10:30 a.m. and 3:00 p.m. London time) by the participants in a physically settled, electronic and tradable auction.

Long or Long Position A long or a long position is the purchase of a security such as a stock, commodity or currency in the hope that the asset's price will rise. A long position is the opposite of a "short" position or short selling.

Net Asset Value (NAV) The market value of an ETF's total assets, minus liabilities, divided by the number of shares outstanding.

Short or Short Position A strategy that seeks to profit from a decline in price of a stock or security. The short seller borrows the security and sells it to another investor, hoping the price falls and that he or she can buy it back at a lower price and lock in a profit. A short position is the opposite of a long position.

Sovereign Debt Crisis A period of time that began to unfold in late 2009 when several European countries on the periphery of the Eurozone became unable to repay or refinance government debt or bail out banks without the assistance of the European Central Bank and the International Monetary Fund. It was brought to heel in July 2012 with the ECB's pledge to save the euro and the Eurozone at all costs. While the crisis began with the collapse of Icelandic and Irish banks, it became largely focused on southern European countries — mainly Greece, and also Spain, Portugal and even Italy.

Sponsor WGC USA Asset Management is the sponsor of GLDW. The Sponsor is responsible for establishing GLDW and for the registration of Shares. The Sponsor will generally oversee the performance of GLDW's principal service providers, but will not exercise day-to-day oversight over such service providers.

US Dollar Index A currency benchmark that measures the performance of the US dollar against a basket of currencies: the euro, the Japanese yen, the British pound, the Canadian dollar, the Swiss franc and the Swedish krona.

World Gold Council (WGC) The market-development organization for the gold industry. In 2004, an affiliate of the World Gold Council, with State Street Global Markets as its marketing agent, launched SPDR® Gold Shares (GLD®), the first US-listed physical gold ETF.

State Street Global Advisors 6

SPDR® Long Dollar Gold Trust (GLDW) FAQs

ssga.com | spdrs.com

State Street Global Advisors, One Lincoln Street, Boston, MA 02111 GLDW shares trade like stocks, are subject to investment risk and will fluctuate in Important risk information market value. The value of GLDW shares relates directly to the value of the gold held by GLDW (less its expenses) and the value of a basket (“FX Basket”) comprising Investing involves risk, and you could lose money on an investment in each of SPDR® the euro, Japanese yen, British pound sterling, Canadian dollar, Swedish krona and Gold Shares Trust (“GLD®”) and SPDR® Long Dollar Gold Trust (“GLDW”) (together, Swiss franc (“Reference Currencies”) against the US dollar. A decline in the price of the “Funds”). gold and/or an increase in the value of the Reference Currencies comprising the FX Commodities and commodity-index linked securities may be affected by changes basket against the US dollar could materially and adversely affect an investment in in overall market movements, changes in interest rates, and other factors such as the shares. The price received upon the sale of the shares, which trade at market weather, disease, embargoes, or political and regulatory developments, as well as price, may be more or less than the value of the gold and the price of each Reference trading activity of speculators and arbitrageurs in the underlying commodities. Currency against the US dollar represented by them. GLDW does not generate any GLDW is subject to regulation under the Commodity Exchange Act of 1936 (the income, and as GLDW regularly sells gold to pay for its ongoing expenses, the amount “CEA”). US regulation of swap agreements is rapidly changing and is subject to of gold represented by each Share will decline over time to that extent. Investing further regulatory developments which could be adverse to GLDW. GLDW’s swap involves risk, and you could lose money on an investment in GLDW. agreements will be subject to counterparty risk and liquidity risk. Neither Fund generates any income, and as each Fund regularly sells gold to pay Currency exchange rates between the US dollar and non-US currencies may for its ongoing expenses, the amount of gold represented by each Fund share will fluctuate significantly over short periods of time and may cause the value of GLDW’s decline over time to that extent. Investing involves risk, and you could lose money on investments to decline. an investment in each Fund.

GLDW is a passive investment vehicle that is designed to track the Index. GLDW’s Please see each Fund’s prospectus for a detailed discussion of the risks of investing performance may deviate from changes in the levels of its Index (i.e., create “tracking in each Fund’s shares. The GLD prospectus is available by clicking here, and the error” between GLDW and the Index) for a number of reasons, such as the fees and GLDW prospectus is available by clicking here. expenses of GLDW, which are not accounted for by the Index. The World Gold Council name and logo are a registered trademark and used with Frequent trading of ETFs could significantly increase commissions and other costs the permission of the World Gold Council pursuant to a license agreement. The such that they may offset any savings from low fees or costs. World Gold Council in not responsible for the content of, and is not liable for the use of or reliance on, this material. World Gold Council is an affiliate of GLD’s and Diversification does not ensure a profit or guarantee against loss. GLDW’s Sponsor.

Investing in commodities entails significant risk and is not appropriate for SPDR® is a registered trademark of Standard & Poor’s Financial Services LLC (“SPFS”) all investors. and has been sublicensed by S&P Dow Jones Indices LLC (“SPDJI” and together with Important Information Relating to SPDR® Gold Shares Trust (“GLD ®“) and its affiliates and SPFS, “S&P”) for use by State Street Global Advisors. No financial SPDR® Long Dollar Gold Trust (“GLDW”): product offered by State Street Global Advisors, a division of State Street Bank and The SPDR® Gold Shares Trust (“GLD®”) and the SPDR® Long Dollar Gold Trust Company, or its affiliates is sponsored, endorsed, sold or promoted by S&P. S&P Trust (“GLDW”) have each filed a registration statement (including a makes no representation regarding the advisability of investing in such product(s) nor prospectus) with the Securities and Exchange Commission (“SEC”) does S&P have any liability in relation thereto. for the offerings to which this communication relates. GLDW has also Important Information Relating to Solactive GLD® Long USD Gold Index: filed the prospectus with the National Futures Association. Before you

GLDW is not sponsored, promoted, sold or supported in any other manner by invest, you should read the prospectus in the registration statement

Solactive AG nor does Solactive AG offer any express or implicit guarantee and other documents each Fund has filed with the SEC for more complete or assurance either with regard to the results of using the Index and/or Index information about each Fund and these offerings. You may get these trademark or the Index value at any time or in any other respect. The Index is documents for free by visiting EDGAR on the SEC website at sec.gov or calculated and published by Solactive AG. Solactive AG uses its best efforts to by visiting spdrgoldshares.com. Alternatively, the Funds or any authorized ensure that the Index is calculated correctly. Irrespective of its obligations towards participant will arrange to send you the prospectus if you request it by

GLDW, Solactive AG has no obligation to point out errors in the Index to third parties calling 866.320.4053. including but not limited to investors in and/or financial intermediaries transacting Neither Fund is an investment company registered under the Investment Company in or with GLDW. Neither publication of the Index by Solactive AG nor the licensing Act of 1940 (the “1940 Act”). As a result, shareholders of each Fund do not have of the Index or Index trademark for the purpose of use in connection with GLDW the protections associated with ownership of shares in an investment company constitutes a recommendation by Solactive AG to invest capital in GLDW nor does registered under the 1940 Act. GLD is not subject to regulation under the CEA. As a it in any way represent an assurance or opinion of Solactive AG with regard to any result, shareholders of GLD do not have the protections afforded by the CEA. investment in GLDW.

Shares of each Fund trade like stocks, are subject to investment risk and will fluctuate For more information, please contact the Marketing Agent for GLD and in market value. GLDW: State Street Global Markets, LLC, One Lincoln Street, Boston, MA,

The value of GLD shares relates directly to the value of the gold held by GLD (less its 02111; T: +1 866 320 4053 spdrgoldshares.com expenses). Fluctuations in the price of gold could materially and adversely affect an investment in the shares. The price received upon the sale of the shares, which trade at market price, may be more or less than the value of the gold represented by them.

© 2017 State Street Corporation. All Rights Reserved.

State Street Global Advisors ID8376-IBG-22282 1216 Exp. Date: 1/31/2018

SPDR® Long Dollar Gold Trust (the “Fund”) has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offerings to which this communication relates. The Fund has also filed the prospectus with the National Futures Association. Before you invest, you should read the prospectus in the registration statement and other documents the Fund has filed with the SEC for more complete information about the Fund and these offerings. You may get these documents for free by visiting EDGAR on the SEC website at sec.gov or by visiting spdrgoldshares.com. Alternatively, the Fund or any authorized participant will arrange to send you the prospectus if you request it by calling 866.320.4053.